EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-30881) on Form S-3 and related Prospectus of Silgan Holdings Inc. for the registration of $300,000,000 9% Senior Subordinated Debentures Due 2009 and to the incorporation by reference therein of our reports dated January 31, 1997, except for Note 22, as to which the date is February 13, 1997, with respect to the consolidated financial statements and schedules of Silgan Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                            /s/Ernst & Young LLP


Stamford, Connecticut
September 8, 1997